Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Prospect Acquisition Corp.

        We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-1 of our report dated August 3, 2007, except for the third paragraph of Note 1, Note 2, the third paragraph of Note 6, and Note 7, as to which the date is October 16, 2007, on the financial statements of Prospect Acquisition Corp. as of July 20, 2007 and for the period from July 9, 2007 (date of inception) to July 20, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 17, 2007